Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 253,331,545.20	0.0001381	$ 34,985.09
Fees Previously Paid
	Total Transaction Valuation:	$ 253,331,545.20
	Total Fees Due for Filing:			$ 34,985.09
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 34,985.09
Offering Note
[1]	Aggregate number of securities to which the transaction applies: As of October 31, 2025, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 99,345,704, which consists of the following securities: (a) 88,940,050 shares of Common Stock entitled to receive the per share merger consideration of $2.55; (b) 2,116,193 shares of Common Stock underlying outstanding Company RSUs, which are expected to vest in connection with the Closing of the Merger and will be entitled to receive the per share merger consideration of $2.55; and (c) 8,289,461 shares of Common Stock underlying outstanding Company PSUs, which may vest in connection with the Closing of the Merger and, upon vesting, would be entitled to receive the per share merger consideration of $2.55. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of October 31, 2025, the underlying value of the transaction was calculated based on the sum of: (a) the product of 88,940,050 shares of Common Stock and the per share merger consideration of $2.55; (b) the product of 2,116,193 shares of Common Stock underlying outstanding Company RSUs and the per share merger consideration of $2.55; and (c) the product of 8,289,461 shares of Common Stock underlying outstanding Company PSUs and the per share merger consideration of $2.55. In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A